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                                                                    EXHIBIT 10.V

                    [EL PASO NATURAL GAS COMPANY LETTERHEAD]

                               February 22, 1991

Britton White, Jr., Esquire
Holland & Hart
P. O. Box 8749
Denver, CO 80201

Dear Brit:

     Summarized below are two items that I have agreed to make available to you for accepting employment with EPNG at this time.

Special One-Time Bonus

     As an incentive to accept this position, I have authorized payment to you of a one-time special bonus. This bonus, in the amount of $100,000, will be paid to you after you officially start work for EPNG on March 1, 1991. If EPNG and Burlington Resources complete a transaction resulting in a separation of EPNG from Burlington Resources in a manner wherein you share any special equity, stock option or other compensation associated with such transaction, then this bonus payment will be considered an advance payment of your 1991 Incentive Compensation Bonus and will be deducted, with interest, from payment of said bonus.

Pension Benefit

     When you start work at EPNG on March 1, 1991, you will be designated as a participant under the Company's Pension Plan. If you are still employed by the Company (or its successor) when you attain age sixty (60), the Company will pay to you (or your surviving spouse) upon your retirement as an officer of the company, deferred compensation in monthly installments which, when combined with the amounts you (or your beneficiaries) are legally entitled to receive under the Plan (after taking into account any actions or conditions, or waivers, renunciation, or other binding agreements, termination or reducing rights to such amounts), shall equal the retirement or surviving spouse pension benefits which would have been payable to you or your spouse had you been a participant in the plan for twenty (20) years and the normal retirement age were sixty (60).

                                        Very truly yours,


                                            /s/ BILL